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                             CAMDEN PROPERTY TRUST
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CORPORATE PROFILE

Camden Property Trust is a fully integrated real estate operating company organized as a real estate investment trust (REIT) engaged in the ownership, development, acquisition, management, marketing, and disposition of multifamily apartment communities in the Sunbelt and Midwestern regions of the United States.

As the fifth largest multifamily REIT in the nation, Camden owned interests in and operated 34,669 apartment homes in 12 core markets at year end. In December of 1997, the Company announced plans to acquire Oasis Residential, Inc., another fully integrated, multifamily housing company which owns interests in an additional 15,117 apartment homes. Upon shareholder approval, this transaction will make Camden the third largest multifamily REIT in the United States.

Camden is headquartered in Houston, Texas and the Company's common shares are traded on the New York Stock Exchange under the symbol CPT.
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LETTER TO OUR SHAREHOLDERS

We are pleased to report that, for the fifth consecutive year, Camden Property Trust (CPT) has met or exceeded all of its financial and operational goals. Remarkable growth, increased productivity and profitability once again marked our performance in 1997.

Camden built both financial strength and business momentum throughout the year, further bolstering its position as a leader in the multifamily housing marketplace. Once again, we increased the Company's market share and passed several milestones, while taking advantage of new opportunities for acquisition, development and innovation throughout 1997.

We remained diligent in our goal to capitalize on the continued growth and consolidation opportunities emerging throughout our industry, while maintaining the agility necessary to anticipate industry trends and adjust our strategy accordingly to best serve the evolving needs of our residents and our shareholders. These efforts had a clear and direct impact on our financial results.

Camden Has Enjoyed Record Growth By Every Measure This Year

Camden completed new development activity in 4 of its 12 core markets, continuing Camden's successful portfolio strategies. The Company offers residents both new development properties and middle market properties. The portfolio includes 34 percent new development and 66 percent middle market properties.

Revenues for the year ended December 31, 1997 increased 79.0 percent over 1996, rising from $111.6 million to $199.8 million. Same property net operating income for the year increased by 6.2 percent compared to 1996 with revenues increasing 4.3 percent and operating expenses increasing 1.7 percent.

Funds from operations (FFO) rose to $75.8 million, an increase of 89.4 percent over $40.0 million in 1996. Dividends increased 3.2 percent from $1.90 per common share in 1996 to $1.96 per common share in 1997. This represents a payout ratio of 73.2 percent.

Camden ended the year with an ownership interest in 34,669 operating apartment homes after the successful merger of Paragon Group, Inc. The strength of the combined portfolio was reflected in an increase in average monthly rental rates of 5.3 percent, rising from $508 in 1996 to $535 in 1997.

The Company's total debt at year end, excluding debentures, was $480.8 million or 31.0 percent of total market capitalization, a decrease of 1.6 percent from 1996.


Capitalizing On Continued Consolidation And Growth Opportunities

Over the course of the year, the market created numerous opportunities, and Camden took fair advantage. We believe our performance provides many reasons for satisfaction, as well as a promise of potential for the future.

Perhaps most significant was Camden's successful merger with Paragon, which was announced in December 1996 and completed in mid-April of 1997. This transaction raised the Company's assets to $1.3 billion.

In addition, the merger provided the Company entry into six new core markets. Camden's active participation in any market cycle, whether through acquisitions, development or dispositions, also significantly enhanced Camden's ability to accelerate the Company's growth rate. Integration of the Paragon properties was completed, and the Company continued to benefit throughout the year from the economies of scale and the cost savings created by the merger.


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The Company's third quarter began with the issuance of 4.8 million common shares at a gross price of $31 per share. The net proceeds of $142.6 million from this equity offering enabled Camden to reduce the secured debt that was assumed as part of the merger and to reduce its overall debt level to pre-merger levels.

Three strategic acquisitions totaling $46 million, together with $192 million in new development, were initiated during the year. Eight separate properties in four core markets account for Camden's new development slated for 1998.

From expansion of Renaissance Pointe in Orlando to new development on premier sites in Louisville and Houston, these properties represent both the geographic and product diversity that characterize Camden's portfolio.


Oasis Merger Provides Strategic Growth Opportunity

As the year drew to a close, we reached an agreement to merge Oasis Residential, Inc., a fully integrated, multifamily housing REIT, into the Camden organization. Upon approval of the shareholders of both companies, completion of this proposed transaction, which is expected to close during the second quarter of 1998, will produce the third largest multifamily REIT in the nation with interests in a total of 52,469 apartment homes. The merger should be accretive to Camden's FFO per share in 1998.

Much like this past year's merger with Paragon, we believe that the combination of Camden and Oasis is particularly attractive and timely. It will create a $2.3 billion multifamily REIT with an even larger and more stable platform for growth than that which Camden currently enjoys.

In addition to nearly doubling the Company's total market capitalization, the merger will provide Camden with a quality portfolio of apartment homes in Nevada, Colorado, and California, three important states that fit neatly into the Company's super-regional expansion plan. It will also provide Camden with a significant presence from which to successfully pursue emerging growth opportunities in the Western and Mountain regions.
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Building On Today's Accomplishments For An Even Better Tomorrow

Our 1997 performance represents the hard work of our 1,200 employees. As we look ahead with great encouragement, the men and women of Camden Property Trust remain committed to providing outstanding service to our residents and our shareholders in a manner distinguished by the increasing value we provide and the integrity we demonstrate.

On their behalf, we thank you for your continued confidence and support, and we invite you to read further to gain additional insights into how Camden will continue growing and adapting to meet the new markets we are entering and those markets we have served since the Company's inception. We will work hard to maintain this momentum and to take full advantage of new opportunities in the marketplace. We look forward to realizing our full potential and sharing its benefits with you in 1998 and beyond.

Respectfully,
Richard J. Campo
Chairman and Chief Executive Officer

D. Keith Oden
President and Chief Operating Officer

Industry in America, and indeed around the world, has undergone dramatic change during the past decade. Nowhere has this been more apparent than in the U.S. multifamily housing market of the 1990's. Paradigms have become paradox as the drive for increased performance at decreased costs has forced every process to be re-examined and every principle to be questioned, leaving most companies with a single choice - grow through innovation or be left behind.

From locating and securing acquisition, development and merger opportunities to timing the disposition of underperforming assets, Camden continues to prove itself adept at developing and embracing innovative market driven solutions. Many benefits of this ability to anticipate industry trends and to adjust our operations through innovation are evident. Others, however, require more study, but play no less of a role in increasing resident satisfaction and shareholder value.

Three specific projects instituted by Camden during 1997 epitomize the value and importance of innovation.

Camden initiated a system-wide, in-house security program in all of our Houston properties in response to our residents' most prevalent concern - safety. As a result, we have been able to better control both the quality of service and its cost. The benefits of this increased level of service are also being reflected in a reduction in incidents and an increase in resident satisfaction which helped produce strong same property revenue growth in Houston.

The Company also instituted a unique utility cost rebilling program during the year in which Camden billed residents directly for their water costs, which in turn lowered operating costs while increasing conservation awareness. Improved cable television and telecommunications initiatives taken during the year also enabled Camden to provide residents with additional services and convenience at a lower cost while increasing the Company's ancillary service income.

Finally, the Company began work on the 1990's version of an affordable new development property in Baytown, Texas. By value engineering the interior amenities, we are still providing a quality nine-foot ceiling product at a greatly reduced average cost of $43,000 per unit. Once completed, we expect this asset to achieve better than a 10 percent yield while providing a more affordable monthly rental structure of $0.79 per square foot or $659 per month.

If each of these innovations proves as successful as we anticipate, we believe that they can all be easily duplicated in additional Camden markets, providing increased earnings power.

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Energetic markets and volatility can lure even the best of organizations to quickly set aside long-term goals for short-term results. While straying from stated objectives may seem tempting to some, at Camden, we remain committed to intensely managing our day-to-day activities to maximize same store property net operating income (NOI) growth.

Discipline is the cornerstone that has enabled Camden to deliver consistently superior financial results for the last five years. Camden's relentless pursuit of five percent same property NOI growth coupled with our ability to successfully buy, build and manage assets on a super-regional basis have produced superior financial results which speak for themselves.

Camden's investment-grade rating has permitted the Company access to lower cost segments of the capital markets throughout 1997. As a result, Camden continues to benefit from a significantly lower cost of bringing products to market which leads to improved financial results.

Discipline also lies at the very heart of our acquisition and development programs. Camden works diligently to uncover opportunities that remain hidden from the less discerning eye. This strategic approach often enables the Company to secure assets on terms more favorable than our competition. In locating such potential opportunities, however, Camden endeavors to never open the Company to unmitigated risk.

Prior to assuming responsibility for any property, a data profile of the sub-market in which it is located is developed to ensure that the proposed property can perform within the Company's stringent criteria. Numerous variables are carefully examined for their immediate influences, as well as their long-term impact on leasing, pricing and the overall return on potential investment.

This same commitment is also echoed in our on-going disposition program. By selectively selling assets which we believe are growing at a slower rate than the overall portfolio or that will require additional capital expenditures which may be difficult to recover, we are continually working to improve the overall characteristics of our portfolio.

Pruning these slower growing assets with regularity and reinvesting those funds in higher growth assets is just one more way we help ensure that Camden is able to achieve our target growth rates on same store NOI year after year.

More and more, the true measure of a company is its ability to respond to changes within the markets it serves. Size, speed and finesse all play key roles in any company's ability to adapt to change without compromising the organization's current progress or plans for the future. At Camden, we believe one additional attribute is crucial to an organization's success in a rapidly evolving marketplace, and that attribute is focus.

Today, more than ever before, Camden has the size, the entrepreneurial spirit and the focus to successfully navigate the ever-changing demands within our industry for the benefit of our residents, our employees and our shareholders. Our financial strength provides us the ability to react immediately and decisively to fluctuations in the marketplace and the opportunities they create. It also provides added support to our development and property management efforts.

Because Camden is able to function as its own general contractor, we also profit from complete control of construction quality, costs, scheduling and coordination. As a result, new construction and renovations are planned, scheduled and completed in the manner that is most beneficial to both our acquisition and development group and to our leasing and management staff.

In addition, our continuous pipeline of well-run construction jobs often enables Camden's construction unit to benefit from preferential consideration from the Company's sub-contractors.

This combined strength is tempered by the finesse of Camden's ongoing management strategy and a decision-making process that facilitates full representation from every aspect of the business at every level of the Company.

When Camden's growing financial stature, unsurpassed skills and experience are coupled with our common commitment to continue providing innovative, market driven solutions, they enable Camden to move beyond reacting to change. This combination of skills enables Camden to anticipate change and to adjust accordingly while remaining focused on the future.

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With the drive for increased performance at decreased costs accelerating at an unprecedented rate, a single factor is becoming the determining factor within every industry between the companies that merely survive and those that thrive - diversity.

From the Company's inception, Camden has adhered to a strategy of increased stability through diversification. Camden's merger with Paragon in early 1997 was merely another step, albeit a large one, in our strategy to position the Company to continue participating in and shaping the opportunities, growth and consolidation within our industry.

The transaction provided Camden solid entry into six new, healthy Sunbelt and Midwestern core markets which offer significant acquisition and development opportunities. In addition to broadening our geographic reach, the merger also brought intellectual diversity to our organization, and it demonstrated Camden's ability to effectively handle rapid growth while nurturing our existing assets.

Camden is currently preparing for another watershed event with our proposed merger of Oasis Residential, Inc. Upon shareholder approval of the proposed transaction, Camden will be the third largest multifamily REIT in the nation. Equally important, the merger will secure Camden's objective of creating a fully integrated super-regional company by adding assets in Colorado, Nevada and California. In doing so, it will provide Camden with a larger, more stable platform for growth and expansion into the Western and Mountain regions.

In our view, this transaction will also enable Camden to take advantage of even larger economies of scale and skill within our organization while providing the necessary balance to counter cyclical fluctuations within any of the markets we serve. We expect that the merger will also deliver approximately $2.5 million in administrative and operating cost savings in the first full year.

Looking forward, the Company will continue to expand into growth markets in the Sunbelt states to further diversify our portfolio when we find opportunities that provide enough concentration for Camden to actively participate in the market cycles.

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As we move forward into 1998, Camden enjoys a new perspective on and enthusiasm for the future. We have reached many milestones and established a number of important benchmarks.

Having dramatically increased our property base this past year, we remain focused on successfully merging additional corporate cultures and personnel into a single distinctive entity. We will continue pursuing and establishing innovative industry practices and procedures to help ensure that our increasing productivity, profitability and growth are sustained.

Camden now has a greater capacity for service than it has ever had before, along with increased financial strength and stability. We will continue aggressively seeking out and taking full advantage of acquisition, development and disposition opportunities to further enhance our Company.

Additional capabilities will also be developed and added, when they can be combined attractively with our existing programs and services to provide single source solutions that benefit our residents and our shareholders.

Today, we stand on the cusp of a future filled with uncommon promise and potential - with a well-defined vision, a proven history of performance and an unparalleled capacity to serve. We remain confident that the Company is strategically aligned to continue delivering increased benefits to our residents, our employees and our shareholders.

We believe Camden enters tomorrow with the right people, the right operation and the right strategy to make the most of the opportunities that lie ahead.